UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 30, 2004

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 30, 2004, TIBCO Software Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with its Chief Executive Officer, Vivek Ranadivé. Pursuant to the terms of the Agreement, the Company will employ Mr. Ranadivé for an initial term of three years, unless the Agreement is terminated earlier in accordance with its terms. Commencing in November 2006, the Agreement will automatically renew for additional one-year periods unless terminated by either party 120 days prior to the end of the initial or any renewal period.

Pursuant to the terms of the Agreement, Mr. Ranadivé will receive an annual base salary of $500,000 and will be eligible to receive a bonus payable upon achievement of performance goals established by the Compensation Committee of the Company’s Board of Directors. In addition, the Agreement provides that the Company will issue stock awards of up to 1,250,000 shares of the Company’s common stock to Mr. Ranadivé in each of fiscal years 2005, 2006 and 2007.

The Agreement may be terminated for “cause” or due to Mr. Ranadivé’s death or disability. If Mr. Ranadivé is terminated by the Company other than for “cause” or death or disability, Mr. Ranadivé will receive continued payment of his base salary for 12 months, bonus and certain accelerated vesting of options. If such termination is in connection with a change of control of the Company, Mr. Ranadivé will receive continued payment of his base salary for 24 months, a bonus equal to two-times the average of his actual bonuses for the two fiscal years prior to the change of control and certain accelerated vesting of options. The Agreement also contains certain restrictive covenants and other prohibitions that preclude Mr. Ranadivé from competing with the Company or soliciting its employees or customers following termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, General Counsel and Secretary

Date: December 3, 2004

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